Exhibit 23.5

CONSENT OF GOLDMAN, SACHS & CO.

August 21, 2003

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, CA 90245

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, MI 48265

Re:	Amendment No. 2 to Registration Statement No. 333-105851 on Form S-4 of
           Hughes Electronics Corporation
           Amendment No. 2 to Registration Statement No. 333-105853 on Form F-4 of
           The News Corporation Limited

Ladies and Gentlemen:

Reference is made to our opinion letters, dated April 9, 2003 and August 5, 2003, with respect to the fairness from a financial point of view to the holders of the Common Stock, par value $0.01 per share, of Hughes Electronics Corporation, a Delaware corporation (the “Company”), immediately prior to the Merger (as defined therein), of the Merger Consideration (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of April 9, 2003, as amended as of July 16, 2003, by and among the Company, The News Corporation Limited, an Australia corporation (“News Corp”), and GMH Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of News Corp.

The foregoing opinion letters were provided for the information and assistance of the Board of Directors of the Company and the Board of Directors of General Motors Corporation (“GM”) in connection with their consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinions in the above-referenced Registration Statements, as amended.

In that regard, we hereby consent to the reference to our opinions under Item 21(c) of Part II of the above-mentioned versions of the Registration Statements and under the captions “Summary— Fairness of the Transactions; Recommendation of the GM Board of Directors”, “The Transactions— GM Background and Considerations— Development of the Transactions by GM and Hughes”, “The Transactions— GM Background and Considerations— Recommendations of the Hughes Board of Directors, the GM Capital Stock Committee and the GM Board of Directors; Fairness of the Transactions”, “The Transactions— GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors”, “The Transactions— GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors— Goldman Sachs Fairness Opinion” and “The Transactions— GM Background and Considerations— Fairness Opinions of Hughes’ Financial Advisors— Financial Analyses of Hughes’ Financial Advisors”, and to the inclusion of the foregoing opinions in the Consent Solicitation/ Prospectuses or exhibits included in the above-mentioned versions of the Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)